Pricing Supplement No.2 Dated August 11, 1999
(To Prospectus and Prospectus Supplement
Dated May 27, 1999)                                               Rule 424(b)(3)
                                                          Registration Statement
                               U.S.$8,000,000,000                  No. 333-75177
                            FORD MOTOR CREDIT COMPANY

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue






     Ford Motor Credit Company has designated $1,500,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Salomon Smith Barney Inc. has agreed to purchase the Notes at a price of 100% of their principal amount for resale at varying prices related to prevailing market prices determined by Salomon Smith Barney Inc. at the time of resale.

Issue Date:                                     August 18, 1999.

Maturity Date:                                  August 18, 2000.

Principal Amount:                               $1,500,000,000.

Interest Rate Basis:                            LIBOR Telerate having an Index
                                                Maturity of three months minus
                                                3.25 basis points.

Interest Reset Dates:                           On the Issue Date and thereafter
                                                quarterly on the 18th day of the
                                                months of February, May, August
                                                and November commencing November
                                                18, 1999.

Interest Payment Dates:                         Quarterly on the 18th day of the
                                                months of February, May, August
                                                and November commencing November
                                                18, 1999.

Reference Agent:                                The Chase Manhattan Bank.


                              SALOMON SMITH BARNEY